Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-51538) on Form S-8 of Greene Bancorp, Inc. of our report dated June 23, 2021, with respect to the statements of net assets available for benefits of The Bank of Greene County Employees’ Savings & Profit Sharing Plan and Trust as of December 31, 2020, and 2019, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule as of December 31, 2020, which report appears in the December 31, 2020 annual report on Form 11-K of The Bank of Greene County Employees’ Savings & Profit Sharing Plan and Trust.

/s/Bonadio & Co., LLP
Bonadio & Co., LLP
Syracuse, New York
June 23, 2021

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